Exhibit 5

Alcoa Inc.

390 Park Avenue
New York, NY 10022-4608 USA
Tel: 1 212 836 2600
Fax: 1 212 836 2807

December 18, 2014

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Alcoa Inc., a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering, from time to time, by the selling shareholder identified in the Registration Statement (the “Selling Shareholder”) of up to 36,523,010 shares of the Company’s common stock, par value $1.00 per share (the “Shares”). The Shares were issued by the Company in a private placement on November 19, 2014 as partial consideration at the closing of the Firth Rixson acquisition contemplated by the Share Purchase Agreement among the Company, Alcoa IH Limited, FR Acquisition Corporation (US), Inc., FR Acquisitions Corporation (Europe) Limited, FR Acquisition Finance Subco (Luxembourg), S.à.r.l. (the “Seller”), and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P., collectively in their capacity as the Seller Representative. The Shares were issued by the Company to Firth Rixson (Cyprus) Limited, an affiliate of the Seller.

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined (i) the Registration Statement, including the exhibits thereto; (ii) the Articles of Incorporation and By-Laws of the Company, each as amended to the date hereof; (iii) certain resolutions adopted by the Board of Directors of the Company; and (iv) such other corporate records and documents and such certificates of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law, as I have deemed appropriate as the basis for the opinions expressed below.

In making such examination and rendering the opinions set forth below, I have assumed that (i) each document submitted to me is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. I have further assumed the legal capacity of natural persons and that each party to the documents I have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, I am of the opinion that, as of the date hereof, the Shares have been validly issued, fully paid and are non-assessable.

My opinion is limited to the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

I assume no obligation to update or supplement this opinion to reflect any changes of law or fact that may occur.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ THOMAS F. SELIGSON

Thomas F. Seligson
Counsel

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